Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 9, 2018

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL 2018

INDIANAPOLIS, INDIANA – March 9, 2018, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the first fiscal quarter ended January 31, 2018. Hurco recorded net income of $2,937,000, or $0.43 per diluted share, for the first quarter of fiscal 2018 compared to net income of $879,000, or $0.13 per diluted share, for the corresponding period in fiscal 2017.

Michael Doar, Chief Executive Officer, stated, "This was another great quarter for Hurco as we continue to achieve new milestones. It is fitting that Hurco is in the best financial position of its history as we kick off our 50-year anniversary. All geographic regions and product lines have made important contributions to our continued growth year-over-year. Our global business model has allowed us to successfully develop new products and technologies that can improve profitability for our customers while providing consistent returns for our shareholders."

Sales and service fees for the first quarter of fiscal 2018 were $68,444,000, an increase of $19,700,000, or 40%, compared to the corresponding prior year period and included a favorable currency impact of $4,445,000, or 9%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the first quarter ended January 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended
	January 31,
	2018	2017	$ Change	% Change
Americas	$21,030	$16,709	$4,321	26%
Europe	38,318	25,572	12,746	50%
Asia Pacific	9,096	6,463	2,633	41%
Total	$68,444	$48,744	$19,700	40%

Sales in the Americas for the first quarter of fiscal 2018 increased by 26% compared to the corresponding period in fiscal 2017, and reflected improved U.S. market conditions and demand from U.S. customers for all product lines (Hurco, Takumi and Milltronics).

European sales for the first quarter of fiscal 2018 increased by 50%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of 15%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in European sales for the first quarter of fiscal 2018 was primarily attributable to increased customer demand for Hurco and Takumi vertical milling machines in Germany, the United Kingdom, France and Italy.

Asian Pacific sales for the first quarter of fiscal 2018 increased by 41%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of 8%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in Asian Pacific sales for the first quarter of 2018 was primarily attributable to increased customer demand of Hurco and Takumi vertical milling machines in China, and included a notable increase in sales of Hurco machines in Southeast Asia.

Orders for the first quarter of fiscal 2018 were a record $76,907,000, an increase of $15,887,000, or 26%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of $5,038,000, or 8%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the first quarter ended January 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended
	January 31,
	2018	2017	$ Change	% Change
Americas	$20,514	$20,342	$172	1%
Europe	44,226	32,349	11,877	37%
Asia Pacific	12,167	8,329	3,838	46%
Total	$76,907	$61,020	$15,887	26%

Orders in the Americas for the first quarter of fiscal 2018 increased by 1%, compared to the corresponding period in fiscal 2017. This increase was primarily attributable to slight increased customer demand for higher-performance Hurco machines.

European orders for the first quarter increased by 37%, compared to the corresponding prior year period, and included a favorable currency impact of 13% when translating foreign orders to U.S. dollars. The year-over-year increase in orders was driven primarily by increased customer demand for Hurco and Takumi vertical milling machines in Germany, Italy and France.

Asian Pacific orders for the first quarter increased by 46%, compared to the corresponding prior year period, and included a favorable currency impact of 11% when translating foreign orders to U.S. dollars. The year-over-year increase in orders was driven primarily by increased customer demand for Hurco vertical milling machines in China.

Gross profit for the first quarter of fiscal 2018 was $20,121,000, or 29% of sales, compared to $12,586,000, or 26% of sales, for the corresponding prior year period. The year-over-year increase in gross profit as a percentage of sales reflected the increased volume of sales of Hurco machines, particularly in Europe, and the favorable impact of foreign currency translation compared to the corresponding prior year period.

Selling, general and administrative expenses for the first quarter of fiscal 2018 were $12,966,000, or 19% of sales, compared to $11,167,000, or 23% of sales, in the corresponding period in fiscal 2017, and included an unfavorable currency impact of $697,000 when translating foreign expenses to U.S. dollars for financial reporting purposes.

The effective tax rates for the first quarter of fiscal 2018 was 61% compared to 38% in the corresponding prior year period. The increase in the effective tax rate for the first quarter of fiscal 2018 compared to the corresponding prior year period was primarily due to a one-time provisional adjustment related to the Tax Cuts and Jobs Act (the “Tax Reform Act”) that was enacted on December 22, 2017. The Tax Reform Act, among other things, lowered the U.S. corporate tax rate from 35% to 21% effective January 1, 2018, implemented a territorial tax system and imposed a tax on the deemed repatriated earnings of foreign subsidiaries. As a result of the changes in tax law, a one-time non-cash tax charge of $394,000 related to the revaluation of deferred tax assets and liabilities was recorded in the first quarter of fiscal 2018. In addition, a one-time charge of $2,500,000 related to the transition tax on deemed repatriation of accumulated foreign income was recorded in the first quarter of fiscal 2018 and this amount is subject to adjustment during the measurement period of up to one year following the December 2017 enactment date, as provided by recent SEC guidance. The impact of these charges increased the effective tax rate by approximately 39% for the first quarter of fiscal 2018. Excluding the impact of these charges, earnings per diluted share would have been $0.43 higher than the earnings per diluted share we reported for the first quarter of fiscal 2018.

Cash and cash equivalents totaled $80,236,000 at January 31, 2018, compared to $66,307,000 at October 31, 2017. Working capital was $183,171,000 at January 31, 2018, compared to $175,526,000 at October 31, 2017. The increase in working capital was primarily due to an increase in inventories.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives, including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per-share data)

	Three Months Ended January 31,
	2018	2017
	(unaudited)
Sales and service fees	$68,444	$48,744
Cost of sales and service	48,323	36,158
Gross profit	20,121	12,586
Selling, general and administrative expenses	12,966	11,167
Operating income	7,155	1,419
Interest expense	20	21
Interest income	18	11
Investment income	116	64
Other income (expense), net	168	(51)
Income before taxes	7,437	1,422
Provision for income taxes	4,500	543
Net income	$2,937	$879
Income per common share
Basic	$0.44	$0.13
Diluted	$0.43	$0.13
Weighted average common shares outstanding
Basic	6,659	6,583
Diluted	6,745	6,668

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended January 31,
Operating Data:	2018	2017
	(unaudited)
Gross margin	29%	26%
SG&A expense as a percentage of sales	19%	23%
Operating income as a percentage of sales	10%	3%
Pre-tax income as a percentage of sales	11%	3%
Effective tax rate	61%	38%
Depreciation and amortization	888	959
Capital expenditures	1,480	1,280

Balance Sheet Data:	1/31/2018	10/31/2017
Working capital	$183,171	$175,526
Days sales outstanding (unaudited)	47	46
Inventory turns (unaudited)	1.5	1.5
Capitalization
Total debt	$1,590	$1,507
Shareholders' equity	210,096	203,085
Total	$211,686	$204,592

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	January 31,	October 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$80,236	$66,307
Accounts receivable, net	41,614	50,094
Inventories, net	131,526	119,948
Derivative assets	1,364	596
Prepaid expenses	8,105	7,913
Other	2,726	1,557
Total current assets	265,571	246,415
Property and equipment:
Land	868	841
Building	7,352	7,352
Machinery and equipment	26,988	25,652
Leasehold improvements	3,762	3,503
	38,970	37,348
Less accumulated depreciation and amortization	(26,250)	(25,167)
Total property and equipment	12,720	12,181
Non-current assets:
Software development costs, less accumulated amortization	6,595	6,226
Goodwill	2,586	2,440
Intangible assets, net	1,092	1,076
Deferred income taxes	4,571	6,176
Investments and other assets, net	7,658	7,131
Total non-current assets	22,502	23,049
Total assets	$300,793	$281,645

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$57,603	$47,638
Accrued expenses	19,051	20,012
Derivative liabilities	4,156	1,732
Short-term debt	1,590	1,507
Total current liabilities	82,400	70,889
Non-current liabilities:
Deferred income taxes	1,942	3,821
Accrued tax liability	2,446	133
Deferred credits and other obligations	3,909	3,717
Total non-current liabilities	8,297	7,671
Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued Common stock: no par value; $.10 stated value per share;	-	-
12,500,000 shares authorized; 6,866,932 and 6,799,006 shares issued;
and 6,692,778 and 6,641,197 shares outstanding,
as of January 31, 2018 and October 31, 2017, respectively	669	664
Additional paid-in capital	62,380	61,344
Retained earnings	151,536	149,267
Accumulated other comprehensive loss	(4,489)	(8,190)
Total shareholders' equity	210,096	203,085
Total liabilities and shareholders' equity	$300,793	$281,645